Exhibit 99.1

Applied DNA Sciences Reports
Year End and Fiscal Fourth Quarter Results

Company To Hold Conference Call and Webcast Today,
Thursday, December 28, 2017 at 4:30 PM EST.

STONY BROOK, N.Y. - December 28, 2017 - Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the "Company"), announced financial results for the full fiscal year and quarter ended September 30, 2017.

Commenting on Applied DNA’s performance for the fiscal year, Dr. James A. Hayward, president and chief executive officer, stated, “Fiscal 2017 did not fulfill our revenue expectations, but nonetheless stands out for the growing validation of our disruptive DNA technology platform by leading global companies and government agencies, resulting in a broader base of business activity and new revenue opportunities, and drove our expected annual recurring revenue to increase to over $6.5 million per year. In addition, working diligently to execute on our growth strategy, we exited the fiscal year with 23 feasibility pilots in our pipeline, an increase from 14 at the end of the third fiscal quarter, with two of the 23 pilots now commercialized.”

“Entering fiscal 2018, momentum in business activity is increasing following the recent signing of new strategic partnerships across several of our key business verticals,” continued Dr. Hayward. “Videojet gives us direct line-of-sight into multiple commercial ecosystems, including enhanced opportunities to tag Federal Supply Classes within the Defense Logistics Agency in which we do not yet have a presence, and in pharmaceuticals, where the global healthcare industry is moving to comply with federally mandated regulations, such as the U.S. Drug Supply Chain Security Act (US DSCSA) and the EU’s Falsified Medicine Directive (EUFMD), both of which require serialized pharmaceutical packaging.  Our new memorandum of understanding with Colorcon potentially broadens the applicability of our platform and gives us access to both the pharmaceutical and nutraceutical industries. Similarly, through our partnership with Rosier S.A. for DNA-tagged fertilizer, we are preparing to enter markets that represent over 60% of total global fertilizer consumption. Having established a foundation of growing recurring revenues, an expanding pipeline of pilot projects and with the addition of several new strategic partnerships expected to contribute to revenue in the current year, we believe we are firmly on a trajectory for growth in fiscal 2018.”

Fiscal 2017 Financial Results:

•	Revenues increased 13% to $4.8 million as compared to $4.2 million in the prior fiscal year. The increase in year-over-year total revenues is attributable to increases in product revenue of approximately $1.4 million in the textile industry primarily for protecting cotton supply chains, offset by a net decrease in service revenues from government contract awards of approximately $800 thousand, primarily as a result of two awards which expired in July and August 2016.

•	Total operating expenses were $16.5 million, compared with $15.2 million in the prior fiscal year, an increase of approximately $1.3 million or 8%. The increase is primarily attributable to an increase in stock based compensation expense, offset by a decrease in R&D due to the expiration of the two government contract awards.

•	Net loss for fiscal 2017 was $12.9 million, or $0.49 per share, compared with a net loss of $12.2 million, or $ 0.51 per share, in the prior fiscal year.

•	Excluding non-cash expenses, Adjusted EBITDA for fiscal 2017 was negative $8.3 million, as compared to a negative Adjusted EBITDA of $9.2 million in the prior fiscal year. See below for information regarding non-GAAP measures.

Fiscal Fourth Quarter Results:

•	Revenues decreased 30% for the fourth quarter of fiscal 2017 to $1.1 million, compared with $1.6 million reported in the fourth quarter of fiscal 2016, and decreased 36% from the $1.8 million reported in the third fiscal quarter ended June 30, 2017. The year-over-year quarterly decrease in revenues resulted primarily from decreased sales to the textile industry. The year-over-year quarterly decrease in textile industry sales was due to the fact that the shipments of DNA concentrate took place in the third quarter of fiscal 2017 as compared to fiscal 2016 when they took place in the fourth quarter, as well as the restructuring of payment terms under the June 23, 2017 licensing agreement with Himatsingka America, Inc. The timing of the shipments is also the reason for the decrease in revenues for the fourth quarter of fiscal 2017 as compared to the prior fiscal quarter.

•	Total operating expenses remained fairly flat at $3.7 million for the fourth fiscal quarter of 2017, compared with $3.6 million in the prior fiscal year’s quarter.

•	Net loss for the quarter ended September 30, 2017 was $2.9 million, or $0.10 per share, compared with a net loss of $2.4 million, or $0.10 per share, for the quarter ended September 30, 2016 and a net loss of $2.6 million, or $0.10 per share, for the quarter ended June 30, 2017.

•	Excluding non-cash expenses, Adjusted EBITDA was constant at a negative $1.7 million for both the quarters ended September 30, 2017 and for the same quarter last year and a negative Adjusted EBITDA of $1.5 million in the prior fiscal quarter ended June 30, 2017.

•	Net cash used in operating activities in the fourth quarter of fiscal 2017 was $914 thousand. This compares with $1.9 million in the corresponding prior-quarter period. See below for information regarding non-GAAP measures.

Fiscal Fourth Quarter Operational Highlights:

•	On December 20, the Company entered into a securities purchase agreement with certain institutional investors to purchase an aggregate of 2,735,000 shares of common stock and warrants to purchase an aggregate of 2,735,000 shares of common stock in a registered direct offering. The offering closed on December 22, 2017 with net proceeds anticipated to be approximately $4.2 million, exclusive of warrant exercise proceeds. Applied DNA intends to use the net proceeds of the offering for working capital, capital expenditures, business development and research and development expenditures and the acquisitions of new technologies or businesses.

•	On December 18, Applied DNA and Colorcon entered into a technology license memorandum of understanding (“MOU”) that combines Applied DNA’s proprietary molecular taggant and authentication technology with Colorcon’s portfolio of film coating systems, inks and color dispersions for use in solid oral dosage forms in the pharmaceutical and nutraceutical industries. The MOU is non-binding and is expected to be followed by a definitive agreement.

Colorcon is one of the biggest players in the pharmaceutical supply chain ecosystem, bringing their quality film coatings and other excipients directly into almost all of the large pharmaceutical companies in the world. As part of this licensing collaboration, the MOU provides for the Company to provide exclusive rights to Colorcon for utilizing its molecular taggant directly in their film coatings so that customers receive a seamless solution. The Company expects to sign the definitive agreement shortly, for which it will receive milestone payments, as well as revenue sharing for product sales and authentication services.

•	On December 14, the Company announced the renewal of a contract to provide its SigNature® DNA via Safesolution SmartDNA AB, its Swedish Distributor, to a prestigious German car manufacturer to prevent vehicle theft. Safesolution SmartDNA AB has been Applied DNA’s Swedish distributor for the last seven years.

•	On December 5, Applied DNA announced its intention to enter West Africa and Asia with its molecular tagging technology to prevent fertilizer adulteration, geographies that cumulatively account for over 60% of total global fertilizer consumption. Concurrently, the Company announced that in the Republic of Turkey, legislators have mandated DNA-tagging of all domestically produced fertilizer by January 1, 2018, and the use of secure packaging. To the Company’s knowledge, it is the only company to havepublicly demonstrated the capacity to tag fertilizer at scale and successfully track it through all aspects of the supply chain. Turkey’s mandate comes in response to a series of acts of terror that utilized fertilizer-based explosives in Turkey in 2016. The Company believes that business activities in these geographies could serve as catalysts of sales in calendar 2018.

•	On November 20, the Company announced that the Defense Logistics Agency (DLA) had awarded it a one-year extension of its current contract to DNA-mark Federal Supply Class 5962 microcircuits through October 13, 2018. The extension ensured the uninterrupted support for FSC 5962 microcircuits, an award originally established at the DLA’s Land and Maritime facility in Columbus, OH in December 2014. To date, the Company has DNA-marked over 800,000 microcircuits.

•	On November 3, Applied DNA announced that it was awarded U.S. patents on its SigNature® T Molecular Tag and Multimode Reader (MMR) Authentication device. The patents provide the Company with broad long-term market exclusivity; the MMR device paves the way for the instant authentication of a broad range of taggants, and licensing opportunities.

•	On October 24, the Company signed a new CertainT® trademark license agreement with Palmetto Synthetics (Palmetto), a leader in the production of high quality, specialty synthetic fiber. The licensing agreement will enable Palmetto to reach its goals of bringing transparency to its own manufacturing processes, and also to provide its customers with traceability and trust in the original tagged synthetic fiber.

•	On October 23, Applied DNA signed a new CertainT trademark license agreement with Techmer PM (Techmer), a respected producer of value added colors and additives for the plastic and fiber industries, and a long-standing customer of the Company’s SigNature T molecular tags. The expansion of the Company’s existing relationship with Techmer to include trademark licensing highlights the growing awareness and adoption of Applied DNA’s CertainT platform with a public-facing trademark that stands for authenticity, transparency and performance.

•	On September 26, the Company entered into a strategic partnership with Videojet Technologies (Videojet). As part of their partnership, the companies have collaborated in the design of co-branded Applied DNA SigNature molecular-tagged Videojet inks and a co-branded printer that electronically restricts the use of ink cartridges to only those that contain SigNature DNA inks. This relationship brings the potential to empower the tagging of countless commercial items, all of which are candidates for a CertainT licensing agreement, enabling traceability along the entire supply chain. Subsequently, on November 28, the Company announced an exhibit of its new security print platform developed with Videojet at the Defense Manufacturing Conference 2017 (DMC 2017) in Tampa, FL.

•	On September 12, Applied DNA announced the signing of a Cooperative Research and Development Agreement (“CRADA”) with the U.S. Army Research, Development and Engineering Command’s Edgewood Chemical Biological Center (ECBC) to study the commercialization of ECBC’s innovative rapid, in-field DNA microarray technology for use in military and commercial supply chains. The Company views rapid, hand-held in-field DNA detection as essential to the long-term growth of its technology platform, and believes the ECBC’s innovative in-field DNA detection technology is a complement to its DNA authentication products for supply chain integrity capable of rapid detection anywhere, anytime, for global supply chains.

Fiscal Fourth Quarter 2017 Conference Call Information

The Company will hold a conference call and webcast to discuss its fiscal fourth quarter and year-end 2017 results on Thursday, December 28, 2017 at 4:30 PM ET. To participate on the conference call, please follow the instructions below. While every attempt will be made to answer investors’ questions on the Q&A portion of the call, due to the large number of expected participants, not all questions may be answered.

To Participate:

•	Participant Toll Free:1-844-887-9402
•	Participant Toll: 1-412-317-6798
•	Please ask to be joined to the Applied DNA Sciences call

Live webcast: https://services.choruscall.com/links/apdn171205.html Replay (available 1 hour following the conclusion of the live call through December 29, 2017):

•	Participant Toll Free: 1-877-344-7529
•	Participant Toll: 1-412-317-0088
•	Participant Passcode: 10113295
•	Webcast replay: https://services.choruscall.com/links/apdn171205.html

For those investors unable to attend the live call, a copy of the presentation is expected to be posted by end of business on December 28, 2017 and available under the ‘Presentations’ section of the company’s Investor Relations web site: http://adnas.com/adnas_home/investors/.

Information about Non-GAAP Financial Measures

As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our condensed consolidated financial statements prepared and presented in accordance with GAAP, this earnings release includes Adjusted EBITDA, which is a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information presented in accordance with GAAP. We use this non-GAAP financial measure for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash expenses that may not be indicative of our recurring operating results. We believe this non-GAAP financial measure is useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

“EBITDA”- is defined as earnings (loss) before interest expense, income tax expense and depreciation and amortization expense.

“Adjusted EBITDA”- is defined as EBITDA adjusted to exclude (i) change in fair value of warrant liability, (ii) the loss on conversion of promissory notes, (iii) stock-based compensation and (iv) other non-cash expenses.

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping and DNA mass production for diagnostics and therapeutics.

We make life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion. The proprietary DNA-based CertainT® platform can be used to identify, tag, test, and track products, to help assure authenticity, origin, traceability, sustainability and quality of products.

SigNature® DNA describes the core technology ingredient that is at the heart of a family of uncopyable, security and authentication solutions such as SigNature®T and fiberTyping®, targeted towards textiles and apparel, BackTrac® and DNAnet®, for anti-theft and loss prevention, and digitalDNA®, providing powerful track-and-trace. All provide a forensic chain of evidence, and can be used to prosecute perpetrators. Applied DNA Sciences is also engaged in the large-scale production of specific DNA sequences using the polymerase chain reaction.

Visit adnas.com for more information. Follow us on Twitter and LinkedIn. Join our mailing list.

Forward-Looking Statements

The statements made by APDN in this press release may be “forward-looking” in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe APDN’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 28, 2017, which is available at www.sec.gov. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay M. Hurry, 212-838-3777, LHA, shurry@lhai.com

Media contact: Susan Forman, Dian Griesel Int’l., 212-825-3210, sforman@dgicomm.com

Web: www.adnas.com

Twitter: @APDN

Financial Tables Follow

APPLIED DNA SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$2,959,781	$4,479,274
Accounts receivable, net of allowance of $10,000 and $32,965 at September 30, 2017 and 2016, respectively	2,587,969	6,374,895
Inventories	326,468	297,759
Prepaid expenses and other current assets	366,954	200,006
Total current assets	6,241,172	11,351,934

Property and equipment, net	523,688	792,499

Other assets:
Long term accounts receivables	-	1,535,000
Deposits	61,626	61,126
Deferred offering costs	-	13,986
Goodwill	285,386	285,386

Intangible assets, net	1,042,076	1,525,900

Total Assets	$8,153,948	$15,565,831

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$944,133	$2,247,341
Deferred revenue	351,735	1,837,588
Total current liabilities	1,295,868	4,084,929

Long term accounts payable	-	215,500
Long term deferred revenue	-	900,000

Total liabilities	1,295,868	5,200,429

Commitments and contingencies

Stockholders’ Equity
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- shares issued and outstanding as of September 30, 2017 and 2016	-	-
Series A Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of September 30, 2017 and 2016	-	-
Series B Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of September 30, 2017 and 2016	-	-

Common stock, par value $0.001 per share; 500,000,000 shares authorized; 27,377,057 and 24,078,756 shares issued and outstanding as of September 30, 2017 and 2016, respectively	27,377	24,079
Additional paid in capital	243,503,858	234,158,711
Accumulated deficit	(236,673,155)	(223,817,388)

Total stockholders’ equity	6,858,080	10,365,402
Total Liabilities and Stockholders’ Equity	$8,153,948	$15,565,831

APPLIED DNA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Product revenues	$846,941	$1,381,168	3,733,995	$2,538,202
Service revenues	298,556	254,927	1,017,265	1,648,225
Total revenues	1,145,497	1,636,095	4,751,260	4,186,427
Cost of revenues	272,680	434,961	1,077,232	1,170,653

Operating expenses:
Selling, general and administrative	2,790,398	2,623,150	13,324,503	10,808,299
Research and development	524,746	839,238	2,282,362	3,700,837
Depreciation and amortization	400,519	148,528	887,305	706,496

Total operating expenses	3,715,663	3,610,916	16,494,170	15,215,632

LOSS FROM OPERATIONS	(2,842,846)	(2,409,782)	(12,820,142)	(12,199,858)

Other income (expense):
Interest income (expense), net	-	1,437	2,763	11,004
Other (expense) income, net	(11,832)	(6,731)	(38,388)	12,875
Net loss before provision for income taxes	(2,854,678)	(2,415,076)	(12,855,767)	(12,175,979)
Provision for income taxes	-	-	-	-

NET LOSS	$(2,854,678)	$(2,415,076)	$(12,855,767)	$(12,175,979)
Net loss per share-basic and diluted	$(0.10)	$(0.10)	$(0.49)	$(0.51)
Weighted average shares outstanding- Basic and diluted	27,377,057	24,078,657	26,378,991	23,693,096

APPLIED DNA SCIENCES, INC.

CALCULATION AND RECONCILIATION OF ADJUSTED EBITDA

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016

Net Loss	$(2,854,678)	$(2,415,076)	$(12,855,767)	$(12,175,979)

Interest (income) expense, net	-	(1,437)	(2,763)	(11,004)
Depreciation and amortization	400,519	148,528	887,305	706,496
Stock based compensation expense	695,005	594,656	3,257,305	2,116,960
Bad debt expense	55,752	10,577	423,920	116,824

Total non-cash items	1,151,276	752,324	4,565,767	2,929,276

Consolidated Adjusted EBITDA (loss)	$(1,703,402)	$(1,662,752)	$(8,290,000)	$(9,246,703)